EXHIBIT 99.1

ATMI Reports Revenue and Earnings Growth for Second Quarter 2012

Record Revenue Driven by SDS Direct and LifeSciences Growth

DANBURY, Conn., July 25, 2012 (GLOBE NEWSWIRE) -- ATMI, Inc. (Nasdaq:ATMI) today reported financial results for the second quarter of 2012.

Revenues grew to $105.9 million during the second quarter of 2012 compared with $104.0 million last year, primarily due to the positive contribution from the SDS® Direct transaction completed last year and single-use consumables growth in LifeSciences. Net income for the quarter was $11.4 million, or $0.35 per diluted share, compared with $11.1 million, or $0.34 per diluted share, during the prior year period. The SDS® Direct transaction added net revenues of $5.8 million and net income of $2.5 million, or $0.08 per diluted share.

"In Microelectronics, the positive contribution from our SDS® Direct transaction offset lower revenues for display and some older copper products," said Doug Neugold, Chief Executive Officer. "While the overall market environment is uncertain, we continue to see momentum at the leading edge, notably in areas supporting smartphone and tablet demand. In addition to this, we achieved significant LifeSciences growth as our customers continued to migrate towards single-use technology, driving demand for our consumable mixers and bioreactors."

Gross margin was 50.5 percent during the second quarter compared with 47.5 percent last year as a result of SDS® Direct. Operating margin was 16.0 percent in the second quarter of 2012 compared to 14.8 percent last year. Net cash provided by operating activities improved 79 percent to $22.6 million in the second quarter of 2012 compared with $12.7 million in the second quarter a year ago.

Segment Results (all comparisons to same period in 2011)

Microelectronics

  Revenues were unchanged at $94.6 million
  SDS® growth offset by lower revenues for display and some older copper products
  Operating income grew more than 7 percent due to SDS® impact

LifeSciences

  Revenues surged 19 percent to $11.2 million
  Demand for higher margin consumable products continues to grow as customers migrate to high-volume manufacturing using single-use technology
  Operating loss reduced as higher volumes in consumables and resulting favorable mix improved margins

Outlook

"While we pay close attention to the growing uncertainty as it relates to second half demand, we remain confident in our ability to achieve meaningful growth for the balance of the year," commented Neugold. "We see wafer starts for 2012 modestly stronger than 2011, with typical seasonal patterns expected during the second half. Our customers are continuing to ramp and develop leading-edge technology nodes, and we are working with them to help them solve their material challenges. The SDS® Direct transition is behind us and we should experience full-quarter benefits going forward. Our LifeSciences customers continue to move to high-volume production using our single-use technology, although the third quarter is typically affected by the seasonal business cycle in Europe."

Webcast Information

A conference call (dial-in: 877.766.0748) discussing the Company's financial results and business outlook will begin at 11:00 a.m. Eastern time, July 25, 2012. A replay of the call will be available for 48 hours at 855.859.2056 (access code 41878232). An audio webcast of the conference call will be available for 30 days on http://investor.atmi.com.

About ATMI

ATMI, Inc. provides specialty semiconductor materials, and safe, high-purity materials handling and delivery solutions designed to increase process efficiencies for the worldwide semiconductor, flat panel, and life sciences industries. For more information, please visit http://www.atmi.com.

The ATMI, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5254

ATMI, the ATMI logo, and SDS are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries, or both.

Forward Looking Statements

Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2012 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor and life sciences industry growth (including, without limitation, wafer starts) or ATMI's markets; competition, problems, or delays developing, commercializing, and delivering new products; customer-driven pricing pressure; potential loss of key customers; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; ability to protect ATMI's proprietary technology; and other factors described in ATMI's Form 10-K for the year ended December 31, 2011 and other subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

ATMI, INC.
SUMMARY STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$105,899	$104,027	$198,473	$204,751
Cost of revenues	52,425	54,565	100,817	107,198
Gross profit	53,474	49,462	97,656	97,553
Operating expenses:
Research and development	13,825	14,251	28,314	27,702
Selling, general, and administrative	22,713	19,763	46,259	42,745
Total operating expenses	36,538	34,014	74,573	70,447

Operating income	16,936	15,448	23,083	27,106

Other income (expense), net	(152)	281	(133)	581

Income before income taxes	16,784	15,729	22,950	27,687

Provision for income taxes	5,361	4,595	7,665	8,546

Net income	$11,423	$11,134	$15,285	$19,141

Earnings per diluted share	$0.35	$0.34	$0.47	$0.59

Weighted average shares outstanding	32,669	32,328	32,683	32,325

ATMI, INC.
SUMMARY BALANCE SHEETS
(in thousands)

	June 30, 2012	December 31, 2011
	(Unaudited)
Assets
Cash & marketable securities (1)	$121,825	$110,155
Accounts receivable, net	65,088	51,563
Inventories, net	81,515	73,622
Other current assets	33,629	35,848
Total current assets	302,057	271,188
Property, plant, and equipment, net	117,079	116,275
Marketable securities, non-current (1)	7,485	3,329
Other assets	119,838	122,894
Total assets	$546,459	$513,686

Liabilities and stockholders' equity
Accounts payable	$31,208	$20,779
Other current liabilities	28,730	24,177
Total current liabilities	59,938	44,956
Non-current liabilities	18,842	18,399
Stockholders' equity	467,679	450,331
Total liabilities & stockholders' equity	$546,459	$513,686

(1) Total cash and marketable securities equaled $129.3 million and $113.5 million at June 30, 2012 and December 31, 2011, respectively.

ATMI, INC.
Segment Results
(in thousands)
(Unaudited)

	Revenue
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Microelectronics	$ 94,563	$ 94,574	$ 178,018	$ 184,475
LifeSciences	11,154	9,358	20,263	19,933
All Other	182	95	192	343
Total Consolidated	$ 105,899	$ 104,027	$ 198,473	$ 204,751

	Operating income (loss)
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Microelectronics	$ 30,454	$ 28,324	$ 51,474	$ 52,540
LifeSciences	(1,104)	(1,867)	(3,230)	(2,326)
All Other	(12,414)	(11,009)	(25,161)	(23,108)
Total Consolidated	$ 16,936	$ 15,448	$ 23,083	$ 27,106
CONTACT: Troy Dewar
         Director, Investor Relations
         203.207.9349
         tdewar@atmi.com